                                 EXHIBIT 99.1

     EXECUTIVE OFFICERS AND DIRECTORS COMAC ADVISERS, INC. ("COMAC INC.")

                  The name and present principal occupation or employment of each of the executive officers and directors of CoMac Inc. is set forth below. The business address of each such person is c/o CoMac Partners, L.P., 1 Greenwich Office Park, 3rd Floor, Greenwich, CT 06831.


Name and Positions Held                             Present Principal Occupation or Employment
-----------------------                             ------------------------------------------
Christopher M. Mackey, Co-Chairman, Secretary and
Director                                            Co-Chairman and  Secretary of CoMac Inc. and CMS Advisers Inc.

Paul J. Coughlin, III, Co-Chairman, Treasurer and
Director                                            Co-Chairman and Treasurer of CoMac Inc. and CMS Advisers Inc.